Exhibit 1.2

Execution Version

Athlon Holdings LP
Athlon Finance Corp.

$650,000,000 6.000% Senior Notes due 2022

Purchase Agreement

New York, New York
April 16, 2014

Citigroup Global Markets Inc.
As Representative of the several Underwriters,
388 Greenwich Street
New York, New York 10013

Ladies and Gentlemen:

Athlon Holdings LP, a Delaware limited partnership (the “Partnership”), and Athlon Finance Corp., a Delaware corporation (“Finance Corp” and, together with the Partnership, the “Issuers”), propose to issue and sell (the “Offering”) to the several Initial Purchasers named in Schedule A (the “Initial Purchasers”), acting severally and not jointly, the respective amounts set forth in such Schedule A of $650,000,000 aggregate principal amount of the Issuers’ 6.000% Senior Notes due 2022 (the “Notes”). Citigroup Global Markets Inc. has agreed to act as the representative of the Initial Purchasers (the “Representative”) in connection with the offering and sale of the Notes.

The Securities (as defined below) will be issued pursuant to an indenture, to be dated as of the Closing Date (the “Indenture”), among the Issuers, the Guarantors (as defined below) and Wells Fargo Bank, N.A., as trustee (the “Trustee”).  The Notes will be issued only in book-entry form in the name of Cede & Co., as nominee of The Depository Trust Company (the “Depositary”) pursuant to a letter of representations, to be dated on or before the Closing Date (as defined in Section 2 hereof) (the “DTC Agreement”), among the Issuers, the Trustee and the Depositary.

The payment of principal of, premium, if any, and interest on the Notes will be fully and unconditionally guaranteed on a senior unsecured basis, jointly and severally by (i) Athlon Energy Inc., a Delaware corporation (“Athlon Energy”) and (ii) any subsidiary of the Partnership formed or acquired after the Closing Date that executes an additional guarantee in accordance with the terms of the Indenture, and their respective successors and assigns (collectively, the “Guarantors”), pursuant to their guarantees (the “Guarantees”).  The Notes and the Guarantees attached thereto are herein collectively referred to as the “Securities.”

It is understood and agreed to by all the parties hereto that the following agreements (the “Acquisition Agreements”) have been executed and delivered:

a.                                      That certain Purchase and Sale Agreement among the Partnership, as Purchaser, and the parties named therein as Sellers, dated April 8, 2014, pursuant to which the

Partnership would acquire from Sellers certain oil and gas lease assets for a purchase price of $197,500,000 (the “Keyhole Acquisition”).

b.                                      That certain Purchase and Sale Agreement among Hibernia Holdings, LLC, a Texas limited liability company (“Hibernia”), and Hibernia Resources, LLC, a Texas limited liability company, as Sellers, and the Partnership as Buyer, dated April 8, 2014, pursuant to which the Partnership would acquire from Sellers certain oil and gas lease assets for a purchase price of $376,600,000 (the “Hibernia Acquisition”).

c.                                       That certain Purchase and Sale Agreement among Piedra Energy II, LLC, a Delaware limited liability company (“Piedra”), Piedra Operating, LLC, a Texas limited liability company and the other Sellers listed therein as Sellers, and the Partnership as Buyer, dated April 8, 2014, pursuant to which the Partnership would acquire from Sellers certain oil and gas lease assets for a purchase price of $291,100,000 (the “Piedra Acquisition” and, together with the Keyhole Acquisition and the Hibernia Acquisition, the “Acquisitions”).

It is further understood and agreed to by all the parties hereto that the following transactions will occur on or after the date hereof:

a.                                      Concurrently with the issuance and sale of the Securities pursuant to this Agreement, Athlon Energy will issue and sell to the public (the “Stock Offering”) 11,000,000 shares of common stock of Athlon Energy (“Common Stock”), including an option to purchase up to an additional 1,650,000 shares of Common Stock, pursuant to an Underwriting Agreement, dated April 16, 2014, among Athlon Energy and the Representative and certain underwriters named therein (the “Underwriting Agreement”); and

b.                                      On the date of the consummation of any Acquisition (each, an “Acquisition Closing Date”), the Partnership will use the proceeds from the this Offering and the proceeds from the Stock Offering to fund such Acquisition as described under “Use of Proceeds” in the Pricing Disclosure Package and the Final Offering Memorandum.

The Offering, the Acquisitions and the Stock Offering are referred to collectively herein as the “Transactions.”  The Acquisition Agreements (in each case together with all agreements included as exhibits thereto and any related bills of sale, conveyances and similar transfer documents in connection with the transactions contemplated by such agreements), and the Underwriting Agreement, are referred to collectively herein as the “Transaction Documents.”  The DTC Agreement, the Securities, the Indenture and the Transaction Documents are referred to herein as the “Transaction Agreements.”  The Transaction Agreements, together with this Agreement, are referred to collectively herein as the “Operative Agreements.”

Athlon Holdings GP LLC, a Delaware limited liability company (the “General Partner”) serves as the general partner of the Partnership.  The Issuers and Athlon Energy are referred to herein as the “Partnership Parties.”  References herein to the “Partnership” shall be deemed to include Athlon Energy, where applicable.

The Partnership Parties understand that the Initial Purchasers propose to make an offering of the Securities on the terms and in the manner set forth herein and in the Pricing Disclosure

Package (as defined below) and agree that the Initial Purchasers may resell, subject to the conditions set forth herein, all or a portion of the Securities to purchasers (the “Subsequent Purchasers”) on the terms set forth in the Pricing Disclosure Package (the first time when sales of the Securities are made is referred to as the “Time of Sale”).  The Securities are to be offered and sold to or through the Initial Purchasers without being registered with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933 (as amended, the “Securities Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder), in reliance upon exemptions therefrom.  Pursuant to the terms of the Securities and the Indenture, investors who acquire Securities shall be deemed to have agreed that the Securities may only be resold or otherwise transferred, after the date hereof, if such Securities are registered for sale under the Securities Act or if an exemption from the registration requirements of the Securities Act is available (including the exemptions afforded by Rule 144A under the Securities Act (“Rule 144A”) or Regulation S under the Securities Act (“Regulation S”))

The Partnership Parties have prepared and delivered to each Initial Purchaser copies of a Preliminary Offering Memorandum, dated April 15, 2014 (the “Preliminary Offering Memorandum”), and have prepared and delivered to each Initial Purchaser copies of a Pricing Supplement, dated April 16, 2014, in the form attached hereto as Exhibit A (the “Pricing Supplement”), describing the terms of the Securities, each for use by such Initial Purchaser in connection with its solicitation of offers to purchase the Securities.  The Preliminary Offering Memorandum and the Pricing Supplement are herein referred to as the “Pricing Disclosure Package.”  Promptly after this Agreement is executed and delivered, the Issuers will prepare and deliver to each Initial Purchaser a final offering memorandum dated the date hereof (the “Final Offering Memorandum”).

All references herein to the terms “Pricing Disclosure Package” and “Final Offering Memorandum” shall be deemed to mean and include all information filed under the Securities Exchange Act of 1934 (as amended, the “Exchange Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder) prior to the Time of Sale and incorporated by reference in the Pricing Disclosure Package (including the Preliminary Offering Memorandum) or the Final Offering Memorandum (as the case may be), and all references herein to the terms “amend,” “amendment” or “supplement” with respect to the Final Offering Memorandum shall be deemed to mean and include all information filed under the Exchange Act after the Time of Sale and incorporated by reference in the Final Offering Memorandum.

The Partnership Parties hereby confirm their agreements with the Initial Purchasers as follows:

SECTION 1.                            Representations and Warranties.  Each of the Partnership Parties, jointly and severally, hereby represents, warrants and covenants to each Initial Purchaser that, as of the date hereof and as of the Closing Date (references in this Section 1 to the “Offering Memorandum” are to (A) the Pricing Disclosure Package in the case of representations and warranties made as of the date hereof and (B) the Final Offering Memorandum in the case of representations and warranties made as of the Closing Date):

(a)                                 No Registration Required.  Subject to compliance by the Initial Purchasers with the representations and warranties set forth in Section 2(d) hereof and with the procedures set forth in Section 7 hereof, it is not necessary in connection with the offer, sale and delivery of the Securities to the Initial Purchasers and to each Subsequent Purchaser in the manner contemplated by this Agreement and the Offering Memorandum to register the Securities under the Securities Act to qualify the Indenture under the Trust Indenture Act of 1939 (the “Trust Indenture Act,” which term, as used herein, includes the rules and regulations of the Commission promulgated thereunder).

(b)                                 No Integration of Offerings or General Solicitation.  None of the Partnership, its affiliates (as such term is defined in Rule 501 under the Securities Act) (each, an “Affiliate”), or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Partnership Parties make no representation or warranty) has, directly or indirectly, solicited any offer to buy or offered to sell, or will, directly or indirectly, solicit any offer to buy or offer to sell, in the United States or to any United States citizen or resident, any security which is or would be integrated with the sale of the Securities in a manner that would require the Securities to be registered under the Securities Act.  None of the Partnership, its Affiliates, or any person acting on its or any of their behalf (other than the Initial Purchasers, as to whom the Partnership Parties make no representation or warranty) has engaged or will engage, in connection with the offering of the Securities, in any form of general solicitation or general advertising within the meaning of Rule 502 under the Securities Act.  With respect to those Securities sold in reliance upon Regulation S, (i) none of the Partnership, its Affiliates or any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Partnership Parties make no representation or warranty) has engaged or will engage in any directed selling efforts within the meaning of Regulation S and (ii) each of the Partnership and its Affiliates and any person acting on its or their behalf (other than the Initial Purchasers, as to whom the Partnership Parties make no representation or warranty) has complied and will comply with the offering restrictions set forth in Regulation S.

(c)                                  Eligibility for Resale under Rule 144A.  The Securities are eligible for resale pursuant to Rule 144A and will not be, at the Closing Date, of the same class as securities listed on a national securities exchange registered under Section 6 of the Exchange Act or quoted in a U.S. automated interdealer quotation system.

(d)                                 The Pricing Disclosure Package and Final Offering Memorandum.  None of the Preliminary Offering Memorandum, as of its date, the Pricing Disclosure Package, as of the Time of Sale, or the Final Offering Memorandum, as of its date or (as amended or supplemented in accordance with Section 3(a), as applicable) as of the Closing Date, contains or represents an untrue statement of a material fact or omits to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from the Pricing Disclosure Package, the Final Offering Memorandum or any amendment or supplement thereto made in reliance upon and in conformity with information furnished to the Issuers in writing by any Initial Purchaser through the Representative expressly for use in the Pricing Disclosure Package, the Final Offering Memorandum or amendment or supplement thereto, as the case may be.  The Pricing Disclosure Package contains, and the Final Offering Memorandum will contain, all the information specified in, and meeting the requirements of, Rule 144A.  The Partnership Parties have not distributed and will not distribute, prior to the later of the Closing Date and the completion of the Initial Purchasers’ distribution of the Securities, any offering material in connection with the offering and sale of the Securities other than the Pricing Disclosure Package and the Final Offering Memorandum.

(e)                                  Additional Written Communications.  The Partnership has not prepared, made, used, authorized, approved or distributed and will not prepare, make, use, authorize, approve or distribute any written communication that constitutes an offer to sell or solicitation of an offer to buy the Securities other than (i) the Pricing Disclosure Package, (ii) the Final Offering Memorandum and (iii) any electronic road show or other written communications, in each case used in accordance with Section 3(a) (each such communication by the Issuers or their agents and representatives pursuant to clause (iii), an “Additional Written Communication”).  Each such Additional Written Communication, when taken together with the Pricing Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that this representation, warranty and agreement shall not apply to statements in or omissions from each such Additional Written Communication made in reliance upon and in conformity with information furnished to the Issuers in writing by any Initial Purchaser through the Representative expressly for use in any Additional Written Communication.

(f)                                   Incorporated Documents.  The documents incorporated by reference in the Offering Memorandum at the time they were or hereafter are filed with the Commission (collectively, the “Incorporated Documents”) complied and will comply in all material respects with the requirements of the Exchange Act.  Each such Incorporated Document, when taken together with the Pricing Disclosure Package, did not as of the Time of Sale, and at the Closing Date will not, contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

(g)                                  The Purchase Agreement and Other Agreements.  This Agreement has been duly authorized, executed and delivered by each of the Partnership Parties.  Each of the Transaction Agreements has been, or will be prior to the execution thereof, duly authorized, and has been or will be duly executed and delivered by the Partnership Parties party thereto and, other than with respect to the Underwriting Agreement, is, or will be, a legal, valid and binding agreement of such Partnership Party, enforceable against such Partnership Party in accordance with its terms; except in each case as the enforceability thereof may be limited by (i) bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar laws relating to or affecting creditors’ rights generally and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law) and (ii) public policy, any applicable law relating to fiduciary duties and indemnification and an implied covenant of good faith and fair dealing.

(h)                                 The DTC Agreement.  The DTC Agreement has been duly authorized and, on the Closing Date, will have been duly executed and delivered by, and will constitute a valid and binding agreement of, the Issuers, enforceable in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(i)                                     Authorization of the Notes and the Guarantees.  The Notes to be purchased by the Initial Purchasers from the Issuers will on the Closing Date be in the form contemplated by the Indenture, have been duly authorized for issuance and sale pursuant to this Agreement and the Indenture and, at the Closing Date, will have been duly executed by the Issuers and, when authenticated in the manner provided for in the Indenture and delivered against payment of the purchase price therefor, will constitute valid and binding obligations of the Issuers, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.  The Guarantees of the Notes on the Closing Date when issued will be in the forms contemplated by the Indenture and have been duly authorized for issuance pursuant to this Agreement and the Indenture; the Guarantees of the Notes, at the Closing Date, will have been duly executed by each of the Guarantors and, when the Notes have been authenticated in the manner provided for in the Indenture and issued and delivered against payment of the purchase price therefor, the Guarantees of the Notes will constitute valid and binding agreements of the Guarantors, enforceable in accordance with their terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles and will be entitled to the benefits of the Indenture.

(j)                                    Authorization of the Indenture.  The Indenture has been duly authorized by each Issuer and the Guarantors and, at the Closing Date, will have been duly executed and delivered by the Issuers and the Guarantors and will constitute a valid and binding agreement of the Issuers and the Guarantors, enforceable against the Issuers and the Guarantors in accordance with its terms, except as the enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or affecting the rights and remedies of creditors or by general equitable principles.

(k)                                 Description of the Transaction Agreements.  The Transaction Agreements will conform in all material respects to the respective statements relating thereto contained in the Offering Memorandum.

(l)                                     No Material Adverse Change.  Except as otherwise disclosed in the Offering Memorandum (exclusive of any amendment or supplement thereto), subsequent to the respective dates as of which information is given in the Offering Memorandum (exclusive of any amendment or supplement thereto):  (i) there has been no material adverse change, or any development that could reasonably be expected to result in a material adverse change, in the condition, financial or otherwise, or in the earnings, business or operations, whether or not arising from transactions in the ordinary course of business, of the Partnership Parties, considered as one entity (any such change is called a “Material Adverse Change”); (ii) the Partnership Parties, considered as one entity, have not incurred any material liability or obligation, indirect, direct or contingent, not in the ordinary course of business nor entered into any material transaction or agreement not in the ordinary course of business (other than pursuant to the Operative Agreements); and (iii) there has been no dividend or distribution of any kind declared, paid or made by the Partnership or, except for dividends paid to the Partnership or to other subsidiaries, any of its subsidiaries on any class of equity or repurchase or redemption by the Partnership or any of its subsidiaries of any class of equity.

(m)                             Independent Accountants.  Ernst & Young LLP, which has expressed its opinion with respect to the financial statements (which term as used in this Agreement includes the related notes thereto) and supporting schedules included in the Offering Memorandum is an independent registered public accounting firm within the meaning of the Securities Act, Exchange Act, and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided by Ernst & Young LLP to the Partnership Parties have been approved by the Board of Supervisors of the Partnership.  UHY LLP, which has expressed its opinion with respect to the financial statements and supporting schedules included in the Offering Memorandum with respect to Element Petroleum LP is an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided by UHY LLP to the Partnership Parties have been approved by the Board of Supervisors of the Partnership.  Weaver & Tidwell, L.L.P., which has expressed its opinion with respect to the financial statements and supporting schedules included in the Offering Memorandum with respect to Hibernia and Piedra is an independent registered public accounting firm within the meaning of the Securities Act, the Exchange Act and the rules of the Public Company Accounting Oversight Board, and any non-audit services provided by Weaver & Tidwell, L.L.P. to the Partnership Parties have been approved by the Board of Supervisors of the Partnership.

(n)                                 Preparation of the Financial Statements.  The financial statements, together with the related schedules and notes, included, or incorporated by reference, in the Offering Memorandum present fairly the consolidated financial position of the entities to which they relate as of and at the dates indicated and the results of their operations and cash flows for the periods specified.  Such financial statements have been prepared in conformity with generally accepted accounting principles as applied in the United States (“GAAP”) applied on a consistent basis throughout the periods involved, except as may be expressly stated in the related notes thereto.  The summary historical financial and operating information set forth in the Offering Memorandum under the captions “Offering Memorandum Summary—Summary Consolidated Financial, Reserve and Operating Data” and “Selected Historical Consolidated Financial Data” and elsewhere in the Offering Memorandum presents fairly the information set forth therein on a basis consistent with that of the audited financial statements contained in the Offering Memorandum.  The unaudited pro forma consolidated financial statements and the related notes thereto included under the caption “Offering Memorandum Summary—Summary Consolidated Selected Financial Data” and elsewhere in the Offering Memorandum present fairly the information contained therein, have been prepared in accordance with the Commission’s rules and guidelines with respect to pro forma financial statements and have been properly presented on the basis described therein, and the assumptions used in the preparation thereof are reasonable and the adjustments used therein are appropriate to give effect to the transactions and circumstances referred to therein. The statistical and market-related data and forward-looking statements included in the Offering Memorandum are based on or derived from sources that the Partnership Parties believe to be reliable and accurate in all material respects and represent their good faith estimates that are made on the basis of data derived from such sources. The interactive data in eXtensible Business Reporting Language incorporated by reference in the Offering Memorandum and the Pricing Disclosure Package fairly present the information called for in all material respects and have been prepared in accordance with the Commission’s rules and guidelines applicable thereto.

(o)                                 Independent Petroleum Engineers.  Cawley, Gillespie & Associates, Inc. (“CGA”), whose reserve evaluations are referenced or appear, as the case may be, in the Offering Memorandum were, as of December 31, 2012 and December 31, 2013, and are, as of the date hereof, independent engineers with respect to the Partnership Parties; and the historical information underlying the estimates of the reserves of the Partnership supplied by the Partnership Parties to CGA for the purposes of preparing the reserve reports of the Partnership referenced in the Offering Memorandum (the “Reserve Reports”), including, without limitation, production volumes, sales prices for production, contractual pricing provisions under oil or gas sales or marketing contracts or under hedging arrangements, costs of operations and development, and working interest and net revenue information relating to the Partnership’s ownership interests in properties, was true and correct on the date that each such Reserve Report was prepared in all material respects in accordance with Commission rules and customary industry practices. Other than normal production of the reserves, product price fluctuations, and fluctuations of demand for such products, and except as disclosed in the Pricing Disclosure Package and the Final Offering Memorandum, the Partnership is not aware of any facts or circumstances that would result in a Material Adverse Change in the reserves in the aggregate, or the aggregate present value of the future net cash flows therefrom as described in the Pricing Disclosure Package and the Final Offering Memorandum and as reflected in the Reserve Reports.

(p)                                 Accuracy of Statements in Offering Memorandum.  The statements set forth under the caption “Description of Notes,” insofar as they purport to constitute a summary of the terms of the Notes, and under the captions “Description of Certain Other Indebtedness,” “Certain Relationships and Related Party Transactions” and “Material U.S. Federal Income Tax Consequences” insofar as they purport to describe the provisions of the laws and documents referred to therein, are accurate in all material respects.

(q)                                 Incorporation and Good Standing of the Partnership Parties.  Each of the Partnership Parties has been duly incorporated or formed, as applicable, and is validly existing as a corporation, limited partnership or limited liability company, as applicable, in good standing under the laws of the jurisdiction of its incorporation or formation, as applicable, and has corporate, partnership or limited liability company, as applicable, power and authority to own, lease and operate its properties and to conduct its business as described in the Offering Memorandum and to enter into and perform its obligations under each of the Operative Agreements to which it is a party.  Each of the Partnership Parties is duly qualified as a foreign corporation, limited partnership or limited liability company, as applicable, to transact business and is in good standing or equivalent status in each jurisdiction in which such qualification is required, whether by reason of the ownership or leasing of property or the conduct of business, except for such jurisdictions where the failure to so qualify or to be in good standing would not, individually or in the aggregate, result in a Material Adverse Change.  All of the issued and outstanding capital stock or other ownership interest of each subsidiary of the Partnership has been duly authorized and validly issued, is fully paid and nonassessable and is owned by the Partnership, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memorandum.  The Partnership does not own or control, directly or indirectly, any corporation, association or other entity other than Finance Corp.

(r)                                    Capitalization.  All of the issued and outstanding limited partner interests of the Partnership have been duly authorized and validly issued, are fully paid and nonassessable and are owned by Athlon Energy, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memoradum.  All of the issued and outstanding shares of common stock of Finance Corp have been duly authorized and validly issued, are fully paid and nonassessable and are owned by the Partnership, directly or through subsidiaries, free and clear of any security interest, mortgage, pledge, lien, encumbrance or claim, except as disclosed in the Offering Memoradum.

(s)                                   Non-Contravention of Existing Instruments; No Further Authorizations or Approvals Required.  None of the Partnership Parties (i) is in violation of its charter, certificate of formation, bylaws, limited partnership agreement or limited liability company agreement (or other applicable organizational document) (collectively, the “Organizational Documents”), or (ii) is (or, with the giving of notice or lapse of time, would be) in default (“Default”) under any indenture, mortgage, loan or credit agreement, note, contract, franchise, lease or other instrument to which a Partnership Party is a party or by which it or any of them may be bound (including, without limitation, the Amended and Restated Credit Agreement, dated as of March 19, 2013, among the Partnership, Bank of America, N.A., as administrative agent and L/C issuer, and the lenders party thereto, as amended, or to which any of the property or assets of the Partnership Parties is subject (each, an “Existing Instrument”), except with respect to clause (ii), for such Defaults as would not, individually or in the aggregate, result in a Material Adverse Change or materially impair the ability of the Partnership Parties to consummate the Transactions.  The execution, delivery and performance of the Operative Agreements by the Partnership Parties party thereto, and the issuance and delivery of the Securities, and consummation of the Transactions contemplated hereby and thereby and by the Offering Memorandum (i) have been duly authorized by all necessary action (corporate or otherwise) and will not result in any violation of the Organizational Documents of the Partnership Parties, (ii) will not conflict with or constitute a breach of or Default under, or result in the creation or imposition of any lien, charge or encumbrance upon any property or assets of the Partnership Parties pursuant to, or require the consent of any other party to, any Existing Instrument, except for such conflicts, breaches, Defaults, liens, charges or encumbrances as would not, individually or in the aggregate, result in a Material Adverse Change or materially impair the ability of the Partnership Parties to consummate the Transactions and (iii) will not result in any violation of any law, administrative regulation or administrative or court decree applicable to the Partnership Parties.  No consent, approval, authorization or other order of, or registration or filing with, any court or other governmental or regulatory authority or agency is required for the execution, delivery and performance of this Agreement, the DTC Agreement or the Indenture by the Partnership Parties to the extent a party thereto, or the issuance and delivery of the Securities, or consummation of the Transactions and the transactions contemplated by the Offering Memorandum, except which, if not obtained, would not, individually or in the aggregate, cause a Material Adverse Change.

(t)                                    No Material Actions or Proceedings.  There are no legal or governmental actions, suits or proceedings pending or, to the best of the Partnership Parties’ knowledge, threatened (i) against or affecting the Partnership Parties or (ii) which has as the subject thereof any property owned or leased by, the Partnership Parties and any such action, suit or proceeding, if determined adversely to the Partnership Parties, would result in a Material Adverse Change or adversely affect the consummation of the Transactions.  No material labor dispute with the employees of the Partnership Parties exists or, to the Partnership Parties’ knowledge, is threatened or imminent.

(u)                                 Intellectual Property Rights.  The Partnership Parties own, possess or can acquire on reasonable terms, adequate trademarks, trade names and other rights to inventions, knowhow, patents, copyrights, confidential information and other intellectual property (collectively, “Intellectual Property Rights”) that, to their best knowledge after due inquiry, are necessary to conduct their business as described in the Offering Memorandum, or presently employed by them, and have not received any notice of infringement of or conflict with asserted rights of others with respect to any Intellectual Property Rights that, if determined adversely to the Partnership Parties, would individually or in the aggregate cause a Material Adverse Change.

(v)                                 All Necessary Permits, etc.  The Partnership Parties possess such valid and current certificates, authorizations or permits issued by the appropriate state, federal or foreign regulatory agencies or bodies necessary to own, lease and operate its properties and to conduct their respective businesses, and none of the Partnership Parties has received any notice of proceedings relating to the revocation or modification of, or non-compliance with, any such certificate, authorization or permit which, singly or in the aggregate, if the subject of an unfavorable decision, ruling or finding, would result in a Material Adverse Change.

(w)                               Title to Properties.  Except as disclosed in the Offering Memorandum and except for Permitted Liens (as defined in the Offering Memorandum under the caption “Description of Notes—Certain Definitions”), the Partnership Parties have (i) defensible title to all of their oil and gas properties (including oil and gas wells, producing leasehold interests and appurtenant personal property), title investigations having been carried out by the Partnership Parties consistent with the reasonable practice in the oil and gas industry in the areas in which the Partnership Parties operate and (ii) good and marketable title to all other real properties and good title to all personal properties and assets owned by them, in the case of each of (i) and (ii) free from liens, encumbrances and defects (other than Permitted Liens) that would individually or in the aggregate result in a Material Adverse Change; and except as disclosed in the Offering Memorandum, the Partnership Parties hold any leased real or personal property under valid and enforceable leases with no exceptions that would interfere with the use made or to be made thereof by them, except as would not individually or in the aggregate result in a Material Adverse Change.

(x)                                 Tax Law Compliance.  The Partnership and its consolidated subsidiaries have filed all necessary federal, state, local and foreign income and franchise tax returns and have paid all taxes required to be paid by any of them and, if due and payable, any related or similar assessment, fine or penalty levied against any of them, except for any taxes, assessments, fines or penalties as may be being contested in good faith and by appropriate proceedings or as would not, individually or in the aggregate, cause a Material Adverse Change.  The Partnership has made adequate charges, accruals and reserves in accordance with GAAP in the applicable financial statements referred to in Section 1(n) hereof in respect of all federal, state and foreign income and franchise taxes for all periods as to which the tax liability of the Partnership or any of its consolidated subsidiaries has not been finally determined.

(y)           Partnership Parties Not an “Investment Company”.  No Partnership Party is, or after receipt of payment for the Securities and application of the proceeds as described under “Use of Proceeds” in the Offering Memorandum will be, required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

(z)           Insurance.  Each of the Partnership Parties is insured by recognized, financially sound institutions with policies in such amounts and with such deductibles and covering such risks as are generally deemed adequate and customary for their businesses.  The Partnership Parties have no reason to believe that it or any subsidiary will not be able (i) to renew its existing insurance coverage as and when such policies expire or (ii) to obtain comparable coverage from similar institutions as may be necessary or appropriate to conduct its business as now conducted and at a cost that would not result in a Material Adverse Change.  None of the Partnership Parties has been denied any insurance coverage which it has sought or for which it has applied.

(aa)         No Price Stabilization or Manipulation.  None of the Partnership Parties has taken or will take, directly or indirectly, any action designed to or that might be reasonably expected to cause or result in stabilization or manipulation of the price of any security of the Issuers to facilitate the sale or resale of the Securities.

(bb)         Solvency.  Each of the Partnership Parties is, and immediately after the Closing Date, after giving effect to the Transactions, will be, Solvent.  As used herein, the term “Solvent” means, with respect to any person on a particular date, that on such date (i) the fair market value of the assets of such person is greater than the total amount of liabilities (including contingent liabilities) of such person, (ii) the present fair salable value of the assets of such person is greater than the amount that will be required to pay the probable liabilities of such person on its debts as they become absolute and matured, (iii) such person is able to realize upon its assets and pay its debts and other liabilities, including contingent obligations, as they mature and (iv) such person does not have unreasonably small capital.

(cc)         Sarbanes-Oxley Act.  There is and has been no failure on the part of the Partnership Parties or any of the Partnership Parties’ directors or officers, in their capacities as such, to comply with any applicable provision of the Sarbanes-Oxley Act of 2002 and the rules and regulations promulgated in connection therewith, including Section 402 relating to loans and Sections 302 and 906 relating to certifications.

(dd)         Partnership’s Accounting System.  The Partnership Parties maintain a system of accounting controls that is in compliance with the Sarbanes-Oxley Act and is sufficient to provide reasonable assurances that:  (i) transactions are executed in accordance with management’s general or specific authorization; (ii) transactions are recorded as necessary to permit preparation of the Partnership’s financial statements in conformity with GAAP and to maintain accountability for its assets; (iii) access to the Partnership’s and its subsidiaries’ assets is permitted only in accordance with management’s general or specific authorization; and (iv) the recorded accountability for assets is compared with existing assets at reasonable intervals and appropriate action is taken with respect to any differences.

(ee)         Disclosure Controls and Procedures.  The Partnership Parties (considered as one entity) maintain “disclosure controls and procedures” (as such term is defined in Rule 13a-15(e) under the Exchange Act); such disclosure controls and procedures are effective.

(ff)          Regulations T, U, X.  None of the Partnership Parties or any agent thereof acting on their behalf has taken, and none of them will take, any action that might cause this Agreement or the issuance or sale of the Securities to violate Regulation T, Regulation U or Regulation X of the Board of Governors of the Federal Reserve System.

(gg)         Environmental Laws.  Except as disclosed in the Offering Memorandum, to the best knowledge of the Partnership Parties, none of the Partnership Parties is in violation of any statute, rule, regulation, decision or order of any governmental agency or body or any court, domestic or foreign, relating to the use, disposal or release of hazardous or toxic substances or relating to the protection or restoration of the environment or human exposure to hazardous or toxic substances (collectively, “Environmental Laws”), owns or operates any real property contaminated with any substance that is subject to any Environmental Laws, is liable for any off-site disposal or contamination pursuant to any Environmental Laws, or is subject to any claim relating to any Environmental Laws, which violation, contamination, liability or claim would individually or in the aggregate result in a Material Adverse Change; and, except as disclosed in the Offering Memorandum, the Partnership Parties are not aware of any pending investigation which might lead to such a claim.

(hh)         ERISA Compliance.  The Partnership Parties and any “employee benefit plan” (as defined under the Employee Retirement Income Security Act of 1974 (as amended, “ERISA,” which term, as used herein, includes the regulations and published interpretations thereunder) established or maintained by the Partnership Parties or their ERISA Affiliates (as defined below) are in compliance with the requirements of ERISA and, to the knowledge of the Partnership Parties, each “multiemployer plan” (as defined in Section 4001 of ERISA) to which the Partnership Parties or an ERISA Affiliate contributes (a “Multiemployer Plan”) is in compliance with the requirements of ERISA, except as would not, individually or in the aggregate, result in a Material Adverse Change.  “ERISA Affiliate” means, with respect to the Partnership Parties, any member of any group of organizations described in Section 414 of the Internal Revenue Code of 1986 (as amended, the “Code,” which term, as used herein, includes the regulations and published interpretations thereunder) of which a Partnership Party is a member.  Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) no “reportable event” (as defined under ERISA) has occurred or is reasonably expected to occur with respect to any “employee benefit plan” established or maintained by the Partnership Parties or any of their ERISA Affiliates, (ii) no “single employer plan” (as defined in Section 4001 of ERISA) established or maintained by the Partnership Parties or any of their ERISA Affiliates, if such “employee benefit plan” were terminated, would have any “amount of unfunded benefit liabilities” (as defined under ERISA), (iii) neither the Partnership Parties nor any of their ERISA Affiliates has incurred or reasonably expects to incur any liability under (A) Title IV of ERISA with respect to termination of, or withdrawal from, any “employee benefit plan” or (B) Sections 412, 4971, 4975 or 4980B of the Code, and (iv) each “employee benefit plan” established or maintained by the Partnership Parties or any of their ERISA Affiliates that is intended to be qualified under Section 401 of the Code is so qualified and nothing has occurred, whether by action or failure to act, which would cause the loss of such qualification.

(ii)           Compliance with Labor Laws.  Except as would not, individually or in the aggregate, result in a Material Adverse Change, (i) there is (A) no unfair labor practice complaint pending or, to the best of the Partnership Parties’ knowledge, threatened against the Partnership Parties before the National Labor Relations Board, and no grievance or arbitration proceeding arising out of or under collective bargaining agreements pending, or to the best of the Partnership Parties’ knowledge, threatened, against the Partnership Parties, (B) no strike, labor dispute, slowdown or stoppage pending or, to the best of the Partnership Parties’ knowledge, threatened against the Partnership Parties and (C) no union representation question existing with respect to the employees of the Partnership Parties and, to the best of the Partnership Parties’ knowledge, no union organizing activities taking place and (ii) there has been no violation of any federal, state or local law relating to discrimination in hiring, promotion or pay of employees or of any applicable wage or hour laws.

(jj)           Related Party Transactions.  No relationship, direct or indirect, exists between or among any of the Partnership Parties or their Affiliates, on the one hand, and any director, officer, member, stockholder, customer or supplier of the Partnership Parties or their Affiliates, on the other hand, which would be required by the Securities Act to be disclosed in a registration statement on Form S-1 which is not so disclosed in the Offering Memorandum.  There are no outstanding loans, advances (except advances for business expenses in the ordinary course of business) or guarantees of indebtedness by the Partnership Parties or their Affiliates to or for the benefit of any of the officers or directors of the Partnership Parties or their Affiliates or any of their respective family members.

(kk)         No Unlawful Contributions or Other Payments.  Neither the Partnership Parties nor the General Partner nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or Affiliate (excluding for purposes of this Section 1(kk) Apollo Global Management LLC, its subsidiary funds and their portfolio companies other than the Partnership (the “Apollo Entities”)) is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization of the payment of any money, or other property, gift, promise to give, or authorization of the giving of anything of value to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office, in contravention of the FCPA and the Partnership Parties, the General Partner and, to the knowledge of the Partnership Parties, their Affiliates (excluding for the purposes of this Section 1(kk) the Apollo Entities) have conducted their businesses in compliance with the FCPA and have instituted and maintain policies and procedures designed to ensure, and which are reasonably expected to continue to ensure, continued compliance therewith.  “FCPA” means Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

(ll)           No Conflict with Money Laundering Laws.  The operations of the Partnership Parties and the General Partner are and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all applicable jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Partnership Parties or the General Partner with respect to the Money Laundering Laws is pending or, to the best knowledge of the Partnership Parties, threatened.

(mm)      No Conflict with Sanctions Laws.  Neither the Partnership Parties nor the General Partner nor, to the knowledge of the Partnership Parties, any director, officer, agent, employee or Affiliate (excluding for the purposes of this Section 1(mm) the Apollo Entities) is currently subject to any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Treasury Department, the U.S. Department of Commerce, the U.S. Department of State (collectively, “Sanctions”), and neither the Partnership Parties nor the General Partner is located, organized or resident in a country or territory that is the subject of Sanctions.  The Partnership Parties and the General Partner will not, directly or indirectly, use the proceeds of the offering, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other person, (i) to fund any activities of or business with any person that, at the time of such funding, is the subject of Sanctions, or is in Burma/Myanmar, Cuba, Iran, Libya, North Korea, Sudan or in any other country or territory, that, at the time of such funding, is the subject of Sanctions, or (ii) in any other manner that will result in a violation by any person (including any person participating in the offering, whether as underwriter, advisor, investor or otherwise) of Sanctions.

(nn)         Regulation S.  The Partnership Parties and their respective Affiliates and all persons acting on their behalf (other than the Initial Purchasers, as to whom no Partnership Party make a representation) have complied with and will comply with the offering restrictions requirements of Regulation S in connection with the offering of the Securities outside the United States and, in connection therewith, the Offering Memorandum will contain the disclosure required by Rule 902.  The Securities sold in reliance on Regulation S will be represented upon issuance by a temporary global security that may not be exchanged for definitive securities until the expiration of the 40-day restricted period referred to in Rule 903 of the Securities Act and only upon certification of beneficial ownership of such Securities by non-U.S. persons or U.S. persons who purchased such Securities in transactions that were exempt from the registration requirements of the Securities Act.

(oo)         Consummation of the Acquisitions.  Nothing has come to the attention of the Partnership that would cause it to believe that the Acquisitions will not be consummated substantially in accordance with the terms of the Purchase Agreements or the description of the Acquisitions included in or incorporated by reference in the Offering Memorandum.

Any certificate signed by an officer of a Partnership Party and delivered to the Initial Purchasers or to counsel for the Initial Purchasers shall be deemed to be a representation and warranty by such Partnership Party to each Initial Purchaser as to the matters set forth therein.

SECTION 2.         Purchase, Sale and Delivery of the Securities.

(a)           The Securities.  Each of the Issuers and the Guarantors agrees to issue and sell to the Initial Purchasers, severally and not jointly, all of the Securities, and, subject to the conditions set forth herein, the Initial Purchasers agree, severally and not jointly, to purchase from the Issuers and the Guarantors the aggregate principal amount of Securities set forth opposite their names on Schedule A, at a purchase price of 98.5% of the principal amount thereof payable on the Closing Date, in each case, on the basis of the representations, warranties and agreements herein contained, and upon the terms herein set forth.

(b)           The Closing Date.  The closing of the transactions contemplated hereby (the “Closing”) shall occur at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas, 77002 (or such other place as may be agreed to by the Issuers and the Representative) at 9:00 a.m. New York City time, on May 1, 2014, or such other time and date as the Representative shall designate by notice to the Issuers (the time and date of such closing are called the “Closing Date”).  The Issuers hereby acknowledge that circumstances under which the Representative may provide notice to postpone the Closing Date as originally scheduled include, but are in no way limited to, any determination by the Issuers or the Initial Purchasers to recirculate to investors copies of an amended or supplemented Offering Memorandum or a delay as contemplated by the provisions of Section 17 hereof.

(c)           Delivery of the Securities.  The Issuers shall deliver, or cause to be delivered, to the Representative for the accounts of the several Initial Purchasers certificates for the Notes at the Closing Date against the irrevocable release of a wire transfer of immediately available funds for the amount of the purchase price therefor.  The certificates for the Notes shall be in such denominations and registered in the name of Cede & Co., as nominee of the Depositary pursuant to the DTC Agreement, and shall be made available for inspection on the business day preceding the Closing Date at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas, 77002 or such other location as the Representative may designate.  Time shall be of the essence, and delivery at the time and place specified in this Agreement is a further condition to the obligations of the Initial Purchasers.

(d)           Initial Purchasers as Qualified Institutional Buyers.  Each Initial Purchaser severally and not jointly represents and warrants to, and agrees with, the Issuers that:

(i)            it will offer and sell Securities only to (a) persons who it reasonably believes are “qualified institutional buyers” within the meaning of Rule 144A (“Qualified Institutional Buyers”) in transactions meeting the requirements of Rule 144A or (b) upon the terms and conditions set forth in Annex I to this Agreement;

(ii)           it is an institutional “accredited investor” within the meaning of Rule 501(a)(1), (2), (3) or (7) under the Securities Act; and

(iii)          it will not offer or sell Securities by, any form of general solicitation or general advertising, including but not limited to the methods described in Rule 502(c) under the Securities Act.

SECTION 3.         Additional Covenants.  Each of the Partnership Parties further covenants and agrees with each Initial Purchaser as follows:

(a)           Preparation of Final Offering Memorandum; Initial Purchasers’ Review of Proposed Amendments and Supplements and Additional Written Communications.  As promptly as practicable following the Time of Sale and in any event not later than the second business day following the date hereof, the Issuers will prepare and deliver to the Initial Purchasers the Final Offering Memorandum, which shall consist of the Preliminary Offering Memorandum as modified only by the information contained in the Pricing Supplement.  The Issuers will not amend or supplement the Preliminary Offering Memorandum or the Pricing Supplement.  The Issuers will not amend or supplement the Final Offering Memorandum prior to the Closing Date unless the Representative shall previously have been furnished a copy of the proposed amendment or supplement at least two business days prior to the proposed use or filing, and shall not have objected to such amendment or supplement.  Before making, preparing, using, authorizing, approving or distributing any Additional Written Communication, the Issuers will furnish to the Representative a copy of such written communication for review and will not make, prepare, use, authorize, approve or distribute any such written communication to which the Representative reasonably objects.

(b)           Amendments and Supplements to the Final Offering Memorandum and Other Securities Act Matters.  If at any time prior to the Closing Date (i) any event shall occur or condition shall exist as a result of which any of the Pricing Disclosure Package as then amended or supplemented would include any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading or (ii) it is necessary to amend or supplement any of the Pricing Disclosure Package to comply with law, the Partnership Parties will immediately notify the Initial Purchasers thereof and forthwith prepare and (subject to Section 3(a) hereof) furnish to the Initial Purchasers such amendments or supplements to any of the Pricing Disclosure Package as may be necessary so that the statements in any of the Pricing Disclosure Package as so amended or supplemented will not, in the light of the circumstances under which they were made, be misleading or so that any of the Pricing Disclosure Package will comply with all applicable law.  If, prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, any event shall occur or condition exist as a result of which it is necessary to amend or supplement the Final Offering Memorandum, as then amended or supplemented, in order to make the statements therein, in the light of the circumstances when the Final Offering Memorandum is delivered to a Subsequent Purchaser, not misleading, or if in the judgment of the Representative or counsel for the Initial Purchasers it is otherwise necessary to amend or supplement the Final Offering Memorandum to comply with law, the Partnership Parties agree to promptly prepare (subject to Section 3 hereof), file with the Commission and furnish at its own expense to the Initial Purchasers, amendments or supplements to the Final Offering Memorandum so that the statements in the Final Offering Memorandum as so amended or supplemented will not, in the light of the circumstances at the Closing Date and at the time of sale of Securities, be misleading or so that the Final Offering Memorandum, as amended or supplemented, will comply with all applicable law.

(c)           Copies of the Offering Memorandum.  The Partnership Parties agree to furnish the Initial Purchasers, without charge, as many copies of the Pricing Disclosure Package and the Final Offering Memorandum and any amendments and supplements thereto as they shall reasonably request.

(d)           Blue Sky Compliance.  Each of the Partnership Parties shall use reasonable efforts to cooperate with the Representative and counsel for the Initial Purchasers to qualify or register (or to obtain exemptions from qualifying or registering) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States or any other jurisdictions designated by the Representative, shall comply with such laws and shall continue such qualifications, registrations and exemptions in effect so long as required for the distribution of the Securities.  None of the Partnership Parties shall be required to qualify as a foreign corporation or other applicable entity or to take any action that would subject it to general service of process in any such jurisdiction where it is not presently qualified or where it would be subject to taxation as a foreign corporation.  The Partnership Parties will advise the Representative promptly of the suspension of the qualification or registration of (or any such exemption relating to) the Securities for offering, sale or trading in any jurisdiction or any initiation or threat of any proceeding for any such purpose, and in the event of the issuance of any order suspending such qualification, registration or exemption, each of the Partnership Parties shall use its reasonable best efforts to obtain the withdrawal thereof at the earliest possible moment.

(e)           Use of Proceeds.  The Partnership Parties shall apply the net proceeds from the sale of the Securities sold by it in the manner described under the caption “Use of Proceeds” in the Pricing Disclosure Package.

(f)            The Depositary.  The Partnership Parties will use reasonable efforts to cooperate with the Initial Purchasers and use its reasonable best efforts to permit the Securities to be eligible for clearance and settlement through the facilities of the Depositary.

(g)           Additional Issuer Information.  Prior to the completion of the placement of the Securities by the Initial Purchasers with the Subsequent Purchasers, Athlon Energy shall file, on a timely basis, with the Commission and the NYSE all reports and documents required to be filed under Section 13 or 15 of the Exchange Act.  At any time when Athlon Energy or the Issuers are not subject to Section 13 or 15 of the Exchange Act, for the benefit of holders and beneficial owners from time to time of the Securities, the Issuers shall furnish, at their expense, upon reasonable request, to holders and beneficial owners of Securities and prospective purchasers of Securities information (“Additional Issuer Information”) satisfying the requirements of Rule 144A(d).

(h)           Agreement Not To Offer or Sell Additional Securities.  During the period of 60 days following the date hereof, the Partnership Parties will not, without the prior written consent of the Representative (which consent may be withheld at the sole discretion of the Representative), directly or indirectly, sell, offer, contract or grant any option to sell, pledge, transfer or establish an open “put equivalent position” within the meaning of Rule 16a-1 under the Exchange Act, or otherwise dispose of or transfer, or announce the offering of, or file any registration statement under the Securities Act in respect of, any debt securities of the Partnership Parties or securities exchangeable for or convertible into debt securities of the Partnership Parties (other than as contemplated by this Agreement).

(i)            Future Reports to the Initial Purchasers.  At any time when Athlon Energy or the Issuers are not subject to Section 13 or 15 of the Exchange Act and any Securities remain outstanding, the Issuers will furnish to the Representative and, upon request, to each of the other

Initial Purchasers:  (i) as soon as practicable after the end of each fiscal year, copies of the Annual Report of the Issuers containing the balance sheet of the Issuers as of the close of such fiscal year and statements of income, stockholders’ equity and cash flows for the year then ended and the opinion thereon of the Issuers’ independent public or certified public accountants; (ii) as soon as practicable after the filing thereof, copies of each proxy statement, Annual Report on Form 10-K, Quarterly Report on Form 10-Q, Current Report on Form 8-K or other report filed by Athlon Energy or the Issuers with the Commission, the Financial Industry Regulatory Authority, Inc. (“FINRA”) or any securities exchange; and (iii) as soon as practicable after it is available, copies of any report or communication of Athlon Energy or the Issuers mailed generally to holders of its capital stock or debt securities (including the holders of the Securities), if, in each case, such documents are not filed with the Commission within the time periods specified by the Commission’s rules and regulations under Section 13 or 15 of the Exchange Act.

(j)            No Integration.  The Partnership Parties agree that they will not and will cause (or with respect to the Apollo Entities, use reasonable best efforts to cause) their Affiliates not to make any offer or sale of securities of the Partnership Parties of any class if, as a result of the doctrine of “integration” referred to in Rule 502 under the Securities Act, such offer or sale would render invalid (for the purpose of (i) the sale of the Securities by the Partnership Parties to the Initial Purchasers, (ii) the resale of the Securities by the Initial Purchasers to Subsequent Purchasers or (iii) the resale of the Securities by such Subsequent Purchasers to others) the exemption from the registration requirements of the Securities Act provided by Section 4(2) thereof or by Rule 144A or by Regulation S thereunder or otherwise.

(k)           No General Solicitation or Directed Selling Efforts.  The Partnership Parties agree that they will not and will cause (or with respect to the Apollo Entities, use reasonable best efforts to cause) any of their Affiliates or any other person acting on their behalf (other than the Initial Purchasers, as to which no covenant is given) not to (i) solicit offers for, or offer or sell, the Securities by means of any form of general solicitation or general advertising within the meaning of Rule 502(c) of Regulation D or in any manner involving a public offering within the meaning of Section 4(2) of the Securities Act or (ii) engage in any directed selling efforts with respect to the Securities within the meaning of Regulation S, and the Partnership Parties will and will cause all such persons to comply with the offering restrictions requirement of Regulation S with respect to the Securities.

(l)            No Restricted Resales.  Until one year following the Closing Date, the Partnership Parties will not, and will not permit any of their affiliates (as defined in Rule 144 under the Securities Act) to resell any of the Notes that have been reacquired by any of them.

(m)          Legended Securities.  Each certificate for a Note will bear the legend contained under the caption “Transfer Restrictions” in the Preliminary Offering Memorandum for the time period and upon the other terms stated in the Preliminary Offering Memorandum.

The Representative, on behalf of the several Initial Purchasers, may, in its sole discretion, waive in writing the performance by the Partnership Parties of any one or more of the foregoing covenants or extend the time for their performance.

SECTION 4.         Payment of Expenses.  Each of the Partnership Parties agrees to pay all costs, fees and expenses incurred in connection with the performance of its obligations hereunder and in connection with the transactions contemplated hereby, including, without limitation, (i) all expenses incident to the issuance and delivery of the Securities (including all printing and engraving costs), (ii) all necessary issue, transfer and other stamp taxes in connection with the issuance and sale of the Securities to the Initial Purchasers, (iii) all fees and expenses of the Partnership Parties’ counsel, independent public or certified public accountants, reserve engineers and other advisors, (iv) all costs and expenses incurred in connection with the preparation, printing, filing, shipping and distribution of the Pricing Disclosure Package and the Final Offering Memorandum (including financial statements and exhibits), and all amendments and supplements thereto, and the Operative Agreements, (v) all filing fees, attorneys’ fees and expenses incurred by the Partnership Parties or the Initial Purchasers (not to exceed $10,000 in the case of attorneys’ fees and expenses incurred by the Initial Purchasers) in connection with qualifying or registering (or obtaining exemptions from the qualification or registration of) all or any part of the Securities for offer and sale under the securities laws of the several states of the United States or other jurisdictions designated by the Initial Purchasers (including, without limitation, the cost of preparing, printing and mailing preliminary and final blue sky or legal investment memoranda and any related supplements to the Pricing Disclosure Package or the Final Offering Memorandum), (vi) the fees and expenses of the Trustee, including the fees and disbursements of counsel for the Trustee in connection with the Indenture, the Securities, (vii) any fees payable in connection with the rating of the Securities with the ratings agencies, (viii) any filing fees incident to, and any reasonable fees and disbursements of counsel to the Initial Purchasers in connection with the review by FINRA, if any, of the terms of the sale of the Securities (not to exceed $10,000 in the aggregate),  (ix) all fees and expenses (including reasonable fees and expenses of counsel) of the Partnership Parties in connection with approval of the Securities by the Depositary for “book-entry” transfer, and the performance by the Issuers and the Guarantors of their respective other obligations under this Agreement and (x) all expenses incident to the “road show” for the offering of the Securities, provided that the Initial Purchasers agree to pay 100% of the cost of any chartered airplane or other transportation.  Except as provided in this Section 4 and Sections 6, 8 and 9 hereof, the Initial Purchasers shall pay their own expenses, including the fees and disbursements of their counsel.

SECTION 5.         Conditions of the Obligations of the Initial Purchasers.  The obligations of the several Initial Purchasers to purchase and pay for the Securities as provided herein on the Closing Date shall be subject to the accuracy of the representations and warranties on the part of the Partnership Parties set forth in Section 1 hereof as of the date hereof and as of the Closing Date as though then made and to the timely performance by the Partnership Parties of their covenants and other obligations hereunder, and to each of the following additional conditions:

(a)           Accountants’ Comfort Letters.  On the date hereof, the Initial Purchasers shall have received from each of Ernst & Young LLP, UHY LLP and Weaver & Tidwell, L.L.P. a “comfort letter” dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the financial information in the Pricing Disclosure Package and other customary matters.  In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the financial information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(b)           Reserve Engineers’ Comfort Letter.  On the date hereof, the Initial Purchasers shall have received from CGA, independent petroleum engineers, a letter dated the date hereof addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, covering the oil and gas reserves information in the Pricing Disclosure Package and other customary matters.  In addition, on the Closing Date, the Initial Purchasers shall have received from such accountants a “bring-down comfort letter” dated the Closing Date addressed to the Initial Purchasers, in form and substance satisfactory to the Representative, in the form of the “comfort letter” delivered on the date hereof, except that (i) it shall cover the oil and gas reserves information in the Final Offering Memorandum and any amendment or supplement thereto and (ii) procedures shall be brought down to a date no more than 3 days prior to the Closing Date.

(c)           No Material Adverse Change or Ratings Agency Change.  For the period from and after the date of this Agreement and prior to the Closing Date:

(i)            in the judgment of the Representative there shall not have occurred any Material Adverse Change; and

(ii)           there shall not have occurred any downgrading, nor shall any notice have been given of any intended or potential downgrading or of any review for a possible change that does not indicate the direction of the possible change, in the rating accorded Athlon Energy, the Partnership or any of their respective subsidiaries or any of their securities or indebtedness by any “nationally recognized statistical rating organization” as such term is defined for purposes of Section 3(a)(62) under the Exchange Act.

(d)           Opinions of Counsel for the Issuers.  On the Closing Date the Initial Purchasers shall have received (i) the favorable opinion, negative assurance letter and opinion regarding certain tax matters, of Latham & Watkins LLP, counsel for the Issuers, dated as of such Closing Date, the form of which is attached as Exhibit B-1, Exhibit B-2 and Exhibit B-3, respectively, and (ii) the favorable opinion of Potter Anderson & Corroon LLP, special Delaware counsel for the Issuers, dated as of such Closing Date, in form and substance satisfactory to the Representative, to the effect that the limited partnership agreement of the Partnership constitutes a valid and binding obligation of the General Partner and the holders of the limited partner interests of the Partnership, enforceable against the General Partner and the holders of the limited partner interests of the Partnership in accordance with its terms.

(e)           Opinion of Counsel for the Initial Purchasers.  On the Closing Date the Initial Purchasers shall have received the favorable opinion of Baker Botts L.L.P., counsel for the Initial Purchasers, dated as of such Closing Date, with respect to such matters as may be reasonably requested by the Initial Purchasers.

(f)                                   Officers’ Certificate.  On the Closing Date the Initial Purchasers shall have received a written certificate executed by the Chief Executive Officer or President of each of the Partnership Parties and the Chief Financial Officer or Chief Accounting Officer of each of the Partnership Parties, dated as of the Closing Date, to the effect set forth in Section 5(c)(ii) hereof, and further to the effect that:

(i)                                     for the period from and after the date of this Agreement and prior to the Closing Date there has not occurred any Material Adverse Change;

(ii)                                  the representations, warranties and covenants of the Partnership Parties set forth in Section 1 and Section 3 hereof were true and correct as of the date hereof and are true and correct as of the Closing Date with the same force and effect as though expressly made on and as of the Closing Date; and

(iii)                               each of the Partnership Parties has complied with all the agreements and satisfied all the conditions on its part to be performed or satisfied at or prior to the Closing Date.

(g)                                  Chief Financial Officer’s Certificate.  On the date hereof, the Initial Purchasers shall have received a written certificate executed by the Chief Financial Officer of the Partnership, which shall cover matters customary for such certificates with respect to the period after December 31, 2013.

(h)                                 Indenture.  The Issuers and the Guarantors shall have executed and delivered the Indenture, in form and substance reasonably satisfactory to the Initial Purchasers, and the Initial Purchasers shall have received executed copies thereof.

If any condition specified in this Section 5 is not satisfied when and as required to be satisfied, this Agreement may be terminated by the Representative by notice to the Issuers at any time on or prior to the Closing Date, which termination shall be without liability on the part of any party to any other party, except that Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 6.                            Reimbursement of Initial Purchasers’ Expenses.  If this Agreement is terminated by the Representative pursuant to Section 5 or clause (iv) or (v) of Section 10 hereof, including if the sale to the Initial Purchasers of the Securities on the Closing Date is not consummated because of any refusal, inability or failure on the part of the Partnership Parties to perform any agreement herein or to comply with any provision hereof, the Partnership Parties agree to reimburse the Initial Purchasers, severally, upon demand for all out-of-pocket expenses that shall have been reasonably incurred by the Initial Purchasers in connection with the proposed purchase and the offering and sale of the Securities, including, without limitation, fees and disbursements of counsel, printing expenses, travel expenses, postage, facsimile and telephone charges.

SECTION 7.                            Offer, Sale and Resale Procedures.  Each of the Initial Purchasers, on the one hand, and each of the Partnership Parties, on the other hand, hereby agree to observe the following procedures in connection with the offer and sale of the Securities:

(a)                                 Offers and sales of the Securities will be made only by the Initial Purchasers or affiliates thereof qualified to do so in the jurisdictions in which such offers or sales are made.  Each such offer or sale shall only be made to persons whom the offeror or seller reasonably believes to be Qualified Institutional Buyers or non-U.S. persons outside the United States to whom the offeror or seller reasonably believes offers and sales of the Securities may be made in reliance upon Regulation S upon the terms and conditions set forth in Annex I hereto, which Annex I is hereby expressly made a part hereof.

(b)                                 The Securities will be offered by approaching prospective Subsequent Purchasers on an individual basis.  No general solicitation or general advertising (within the meaning of Rule 502 under the Securities Act) will be used in the United States in connection with the offering of the Securities.

(c)                                  Upon original issuance by the Issuers, and until such time as the same is no longer required under the applicable requirements of the Securities Act, the Notes (and all securities issued in exchange therefor or in substitution thereof) shall bear the following legend:

“THE SECURITY (OR ITS PREDECESSOR) EVIDENCED HEREBY WAS ORIGINALLY ISSUED IN A TRANSACTION EXEMPT FROM REGISTRATION UNDER SECTION 5 OF THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), AND THE SECURITY EVIDENCED HEREBY MAY NOT BE OFFERED, SOLD OR OTHERWISE TRANSFERRED IN THE ABSENCE OF SUCH REGISTRATION OR AN APPLICABLE EXEMPTION THEREFROM.  EACH PURCHASER OF THE SECURITY EVIDENCED HEREBY IS HEREBY NOTIFIED THAT THE SELLER MAY BE RELYING ON THE EXEMPTION FROM THE PROVISIONS OF SECTION 5 OF THE SECURITIES ACT PROVIDED BY RULE 144A THEREUNDER.  THE HOLDER OF THE SECURITY EVIDENCED HEREBY AGREES FOR THE BENEFIT OF THE ISSUERS THAT (A) SUCH SECURITY MAY BE RESOLD, PLEDGED OR OTHERWISE TRANSFERRED, ONLY (1)(a) INSIDE THE UNITED STATES TO A PERSON WHO THE SELLER REASONABLY BELIEVES IS A QUALIFIED INSTITUTIONAL BUYER (AS DEFINED IN RULE 144A UNDER THE SECURITIES ACT) PURCHASING FOR ITS OWN ACCOUNT OR FOR THE ACCOUNT OF A QUALIFIED INSTITUTIONAL BUYER IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 144A UNDER THE SECURITIES ACT, (b) OUTSIDE THE UNITED STATES TO A FOREIGN PERSON IN A TRANSACTION MEETING THE REQUIREMENTS OF RULE 903 OR RULE 904 OF REGULATION S UNDER THE SECURITIES ACT, (c) PURSUANT TO AN EXEMPTION FROM REGISTRATION UNDER THE SECURITIES ACT PROVIDED BY RULE 144 THEREUNDER (IF APPLICABLE) OR (d) IN ACCORDANCE WITH ANOTHER EXEMPTION FROM THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT (AND BASED UPON AN OPINION OF COUNSEL ACCEPTABLE TO

THE ISSUERS IF THE ISSUERS SO REQUEST), (2) TO THE ISSUERS OR (3) PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT AND, IN EACH CASE, IN ACCORDANCE WITH ANY APPLICABLE SECURITIES LAWS OF ANY STATE OF THE UNITED STATES OR ANY OTHER APPLICABLE JURISDICTION AND (B) THE HOLDER WILL, AND EACH SUBSEQUENT HOLDER IS REQUIRED TO, NOTIFY ANY PURCHASER OF THE SECURITY EVIDENCED HEREBY OF THE RESALE RESTRICTIONS SET FORTH IN CLAUSE (A) ABOVE.  NO REPRESENTATION CAN BE MADE AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 FOR RESALE OF THE SECURITY EVIDENCED HEREBY.”

Following the sale of the Securities by the Initial Purchasers to Subsequent Purchasers pursuant to the terms hereof, the Initial Purchasers shall not be liable or responsible to the Partnership Parties for any losses, damages or liabilities suffered or incurred by the Partnership Parties, including any losses, damages or liabilities under the Securities Act, arising from or relating to any resale or transfer of any Security.

SECTION 8.                            Indemnification.

(a)                                 Indemnification of the Initial Purchasers.  Each of the Partnership Parties, jointly and severally, agrees to indemnify and hold harmless each Initial Purchaser, its affiliates, directors, officers and employees, and each person, if any, who controls any Initial Purchaser within the meaning of the Securities Act and the Exchange Act against any loss, claim, damage, liability or expense, as incurred, to which such Initial Purchaser, affiliate, director, officer, employee or controlling person may become subject, under the Securities Act, the Exchange Act or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of the Issuers), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Supplement, any Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading; and to reimburse each Initial Purchaser and each such affiliate, director, officer, employee or controlling person for any and all expenses (including the fees and disbursements of counsel chosen by the Representative) as such expenses are reasonably incurred by such Initial Purchaser or such affiliate, director, officer, employee or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action; provided, however, that the foregoing indemnity agreement shall not apply, with respect to an Initial Purchaser, to any loss, claim, damage, liability or expense to the extent, but only to the extent, arising out of or based upon any untrue statement or alleged untrue statement or omission or alleged omission made in reliance upon and in conformity with written information furnished to the Issuers by such Initial Purchaser through the Representative expressly for use in the Preliminary Offering Memorandum, the Pricing Supplement, any Additional Written Communication or the Final

Offering Memorandum (or any amendment or supplement thereto).  The indemnity agreement set forth in this Section 8(a) shall be in addition to any liabilities that the Partnership Parties may otherwise have.

(b)                                 Indemnification of the Partnership Parties.  Each Initial Purchaser agrees, severally and not jointly, to indemnify and hold harmless each of the Partnership Parties, each of their respective officers and directors and each person, if any, who controls the Partnership Parties within the meaning of the Securities Act or the Exchange Act, against any loss, claim, damage, liability or expense, as incurred, to which any Partnership Party or any such director or controlling person may become subject, under the Securities Act, the Exchange Act, or other federal or state statutory law or regulation, or at common law or otherwise (including in settlement of any litigation, if such settlement is effected with the written consent of such Initial Purchaser), insofar as such loss, claim, damage, liability or expense (or actions in respect thereof as contemplated below) arises out of or is based upon any untrue statement or alleged untrue statement of a material fact contained in the Preliminary Offering Memorandum, the Pricing Supplement, any Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), or the omission or alleged omission therefrom of a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading, in each case to the extent, but only to the extent, that such untrue statement or alleged untrue statement or omission or alleged omission was made in the Preliminary Offering Memorandum, the Pricing Supplement, any Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto), in reliance upon and in conformity with written information furnished to the Issuers by such Initial Purchaser through the Representative expressly for use therein; and to reimburse the Partnership Parties and each such director or controlling person for any and all expenses (including the fees and disbursements of counsel) as such expenses are reasonably incurred by the Partnership Parties or such director or controlling person in connection with investigating, defending, settling, compromising or paying any such loss, claim, damage, liability, expense or action.  Each of the Partnership Parties hereby acknowledges that the only information that the Initial Purchasers have furnished to the Issuers expressly for use in the Preliminary Offering Memorandum, the Pricing Supplement, any Additional Written Communication or the Final Offering Memorandum (or any amendment or supplement thereto) are the statements set forth in the third sentence of the seventh paragraph and in the ninth paragraph under the caption “Plan of Distribution” in the Preliminary Offering Memorandum and the Final Offering Memorandum.  The indemnity agreement set forth in this Section 8(b) shall be in addition to any liabilities that each Initial Purchaser may otherwise have.

(c)                                  Notifications and Other Indemnification Procedures.  Promptly after receipt by an indemnified party under this Section 8 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against an indemnifying party under this Section 8, notify the indemnifying party in writing of the commencement thereof; provided that the failure to so notify the indemnifying party will not relieve it from any liability which it may have to any indemnified party under this Section 8 except to the extent that it has been materially prejudiced by such failure (through the forfeiture of substantive rights and defenses) and shall not relieve the indemnifying party from any liability that the indemnifying party may have to an indemnified party other than under this Section 8.  In case any such action is brought against any indemnified party and such indemnified party seeks or intends to seek indemnity from an indemnifying party, the indemnifying party will be entitled to participate in and, to the extent that it shall elect, jointly with all other indemnifying parties similarly notified, by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel reasonably satisfactory to such indemnified party; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that a conflict may arise between the positions of the indemnifying party and the indemnified party in conducting the defense of any such action or that there may be legal defenses available to it and/or other indemnified parties which are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assume such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party or parties.  Upon receipt of notice from the indemnifying party to such indemnified party of such indemnifying party’s election so to assume the defense of such action and approval by the indemnified party of counsel, the indemnifying party will not be liable to such indemnified party under this Section 8 for any legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof unless (i) the indemnified party shall have employed separate counsel in accordance with the proviso to the immediately preceding sentence (it being understood, however, that the indemnifying party shall not be liable for the expenses of more than one separate counsel (together with local counsel (in each jurisdiction)), which shall be selected by the Representative (in the case of counsel representing the Initial Purchasers or their related persons), representing the indemnified parties who are parties to such action) or (ii) the indemnifying party shall not have employed counsel satisfactory to the indemnified party to represent the indemnified party within a reasonable time after notice of commencement of the action, in each of which cases the fees and expenses of counsel shall be at the expense of the indemnifying party.

(d)                                 Settlements.  The indemnifying party under this Section 8 shall not be liable for any settlement of any proceeding effected without its written consent, which will not be unreasonably withheld, but if settled with such consent or if there be a final judgment for the plaintiff, the indemnifying party agrees to indemnify the indemnified party against any loss, claim, damage, liability or expense by reason of such settlement or judgment.  No indemnifying party shall, without the prior written consent of the indemnified party, effect any settlement, compromise or consent to the entry of judgment in any pending or threatened action, suit or proceeding in respect of which any indemnified party is or could have been a party and indemnity was or could have been sought hereunder by such indemnified party, unless such settlement, compromise or consent (i) includes an unconditional release of such indemnified party from all liability on claims that are the subject matter of such action, suit or proceeding and (ii) does not include any statements as to or any findings of fault, culpability or failure to act by or on behalf of any indemnified party.

SECTION 9.                            Contribution.  If the indemnification provided for in Section 8 hereof is for any reason held to be unavailable to or otherwise insufficient to hold harmless an indemnified party in respect of any losses, claims, damages, liabilities or expenses referred to therein, then each indemnifying party shall contribute to the aggregate amount paid or payable by such indemnified party, as incurred, as a result of any losses, claims, damages, liabilities or expenses referred to therein (i) in such proportion as is appropriate to reflect the relative benefits received by the Partnership Parties, on the one hand, and the Initial Purchasers, on the other hand, from the offering of the Securities pursuant to this Agreement or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) above but also the relative fault of the Partnership Parties, on the one hand, and the Initial Purchasers, on the other hand, in connection with the statements or omissions or inaccuracies in the representations and warranties herein which resulted in such losses, claims, damages, liabilities or expenses, as well as any other relevant equitable considerations.  The relative benefits received by the Partnership Parties, on the one hand, and the Initial Purchasers, on the other hand, in connection with the offering of the Securities pursuant to this Agreement shall be deemed to be in the same respective proportions as the total net proceeds from the offering of the Securities pursuant to this Agreement (before deducting expenses) received by the Issuers, and the total discount received by the Initial Purchasers bear to the aggregate initial offering price of the Securities.  The relative fault of the Partnership Parties, on the one hand, and the Initial Purchasers, on the other hand, shall be determined by reference to, among other things, whether any such untrue or alleged untrue statement of a material fact or omission or alleged omission to state a material fact or any such inaccurate or alleged inaccurate representation or warranty relates to information supplied by the Partnership Parties, on the one hand, or the Initial Purchasers, on the other hand, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission or inaccuracy.

The amount paid or payable by a party as a result of the losses, claims, damages, liabilities and expenses referred to above shall be deemed to include, subject to the limitations set forth in Section 8 hereof, any legal or other fees or expenses reasonably incurred by such party in connection with investigating or defending any action or claim.  The provisions set forth in Section 8 hereof with respect to notice of commencement of any action shall apply if a claim for contribution is to be made under this Section 9; provided, however, that no additional notice shall be required with respect to any action for which notice has been given under Section 8 hereof for purposes of indemnification.

The Partnership Parties and the Initial Purchasers agree that it would not be just and equitable if contribution pursuant to this Section 9 were determined by pro rata allocation (even if the Initial Purchasers were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in this Section 9.

Notwithstanding the provisions of this Section 9, no Initial Purchaser shall be required to contribute any amount in excess of the discount received by such Initial Purchaser in connection with the Securities distributed by it.  No person guilty of fraudulent misrepresentation (within the meaning of Section 11 of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.  The Initial Purchasers’ obligations to contribute pursuant to this Section 9 are several, and not joint, in proportion to their respective commitments as set forth opposite their names in Schedule A.  For purposes of this Section 9, each director, officer and employee of an Initial Purchaser and each person, if any, who controls an Initial Purchaser within the meaning of the Securities Act and the Exchange Act shall have the same rights to contribution as such Initial Purchaser, and each director of any Partnership Party, and each person, if any, who controls any Partnership Party within the meaning of the Securities

Act and the Exchange Act shall have the same rights to contribution as the Issuers and the Guarantors.

SECTION 10.                               Termination of this Agreement.  Prior to the Closing Date, this Agreement may be terminated by the Representative by notice given to the Issuers if at any time:  (i) trading in any of Athlon Energy’s Common Stock shall have been suspended by the Commission or by the NYSE, or trading in securities generally on the NYSE shall have been suspended or limited or minimum prices shall have been established on such exchange; (ii) a banking moratorium shall have been declared either by Federal, New York or Delaware authorities or a material disruption in commercial banking or securities settlement or clearance services in the United States has occurred; (iii) there shall have occurred any outbreak or escalation of hostilities, declaration by the United States of a national emergency or war, or other calamity or crisis the effect of which on financial markets is such as to make it, in the sole judgment of the Representative, impractical or inadvisable to proceed with the offering sale or delivery of the Securities in the manner and on the terms described in the Pricing Disclosure Package; (iv) in the judgment of the Representative there shall have occurred any Material Adverse Change; or (v) the Partnership Parties shall have sustained a loss by strike, fire, flood, earthquake, accident or other calamity of such character as in the judgment of the Representative may interfere materially with the conduct of the business and operations of the Partnership Parties regardless of whether or not such loss shall have been insured.  Any termination pursuant to this Section 10 shall be without liability on the part of (i) any Partnership Party to any Initial Purchaser, except that the Partnership Parties shall be obligated to reimburse the expenses of the Initial Purchasers pursuant to Sections 4 and 6 hereof in the event this Agreement is terminated pursuant to clause (iv) or (v) above, (ii) any Initial Purchaser to the Partnership Parties, or (iii) any party hereto to any other party except that the provisions of Sections 8 and 9 hereof shall at all times be effective and shall survive such termination.

SECTION 11.                     Representations and Indemnities to Survive Delivery.  The respective indemnities, agreements, representations, warranties and other statements of the Partnership Parties, their respective officers and the several Initial Purchasers set forth in or made pursuant to this Agreement will remain in full force and effect, regardless of any investigation made by or on behalf of any Initial Purchaser, any Partnership Party or any of their partners, officers or directors or any controlling person, as the case may be, and will survive delivery of and payment for the Securities sold hereunder and any termination of this Agreement.

SECTION 12.                     Notices.  All communications hereunder shall be in writing and shall be mailed, hand delivered, couriered or facsimiled and confirmed to the parties hereto as follows:

If to the Initial Purchasers:

Citigroup Global Markets Inc.
388 Greenwich Street
New York, New York, 10013
Facsimile: 212-816-7912
Attention: General Counsel

with a copy to:

Baker Botts L.L.P.
910 Louisiana Street
Houston, Texas 77002
Facsimile: 713-229-7734
Attention: Gerald M. Spedale

If to the Partnership Parties:

Athlon Holdings LP
420 Throckmorton Street, Suite 1200
Fort Worth, Texas 76102
Facsimile: 817-984-8217
Attention: Robert C. Reeves

with a copy to:

Latham & Watkins LLP
811 Main Street, Suite 3700
Houston, Texas 77002
Facsimile: 713-546-5401
Attention: Sean T. Wheeler

Any party hereto may change the address or facsimile number for receipt of communications by giving written notice to the others.

SECTION 13.                     Successors.  This Agreement will inure to the benefit of and be binding upon the parties hereto, and to the benefit of the indemnified parties referred to in Sections 8 and 9 hereof, and in each case their respective successors, and no other person will have any right or obligation hereunder.  The term “successors” shall not include any Subsequent Purchaser or other purchaser of the Securities as such from any of the Initial Purchasers merely by reason of such purchase.

SECTION 14.                     Authority of the Representative.  Any action by the Initial Purchasers hereunder may be taken by the Representative on behalf of the Initial Purchasers, and any such action taken by the Representative shall be binding upon the Initial Purchasers.

SECTION 15.                     Partial Unenforceability.  The invalidity or unenforceability of any section, paragraph or provision of this Agreement shall not affect the validity or enforceability of any other section, paragraph or provision hereof.  If any section, paragraph or provision of this Agreement is for any reason determined to be invalid or unenforceable, there shall be deemed to be made such minor changes (and only such minor changes) as are necessary to make it valid and enforceable.

SECTION 16.                     Governing Law Provisions.  THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS

OF THE STATE OF NEW YORK APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN SUCH STATE WITHOUT REGARD TO CONFLICTS OF LAW PRINCIPLES THEREOF.  Any legal suit, action or proceeding arising out of or based upon this Agreement or the transactions contemplated hereby (“Related Proceedings”) may be instituted in the federal courts of the United States of America located in the City and County of New York or the courts of the State of New York in each case located in the City and County of New York (collectively, the “Specified Courts”), and each party irrevocably submits to the exclusive jurisdiction (except for suits, actions, or proceedings instituted in regard to the enforcement of a judgment of any Specified Court in a Related Proceeding, as to which such jurisdiction is non-exclusive) of the Specified Courts in any Related Proceeding.  Service of any process, summons, notice or document by mail to such party’s address set forth above shall be effective service of process for any Related Proceeding brought in any Specified Court.  The parties irrevocably and unconditionally waive any objection to the laying of venue of any Specified Proceeding in the Specified Courts and irrevocably and unconditionally waive and agree not to plead or claim in any Specified Court that any Related Proceeding brought in any Specified Court has been brought in an inconvenient forum.

SECTION 17.                     Default of One or More of the Several Initial Purchasers.  If any one or more of the several Initial Purchasers shall fail or refuse to purchase Securities that it or they have agreed to purchase hereunder on the Closing Date, and the aggregate number of Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase does not exceed 10% of the aggregate number of the Securities to be purchased on such date, the other Initial Purchasers shall be obligated, severally, in the proportions that the number of Securities set forth opposite their respective names on Schedule A bears to the aggregate number of Securities set forth opposite the names of all such non-defaulting Initial Purchasers, or in such other proportions as may be specified by the Initial Purchasers with the consent of the non-defaulting Initial Purchasers, to purchase the Securities which such defaulting Initial Purchaser or Initial Purchasers agreed but failed or refused to purchase on the Closing Date.  If any one or more of the Initial Purchasers shall fail or refuse to purchase Securities and the aggregate number of Securities with respect to which such default occurs exceeds 10% of the aggregate number of Securities to be purchased on the Closing Date, and arrangements satisfactory to the Initial Purchasers and the Issuers for the purchase of such Securities are not made within 48 hours after such default, this Agreement shall terminate without liability of any party to any other party except that the provisions of Sections 4, 6, 8 and 9 hereof shall at all times be effective and shall survive such termination.  In any such case either the Initial Purchasers or the Issuers shall have the right to postpone the Closing Date, as the case may be, but in no event for longer than seven days in order that the required changes, if any, to the Final Offering Memorandum or any other documents or arrangements may be effected.

As used in this Agreement, the term “Initial Purchaser” shall be deemed to include any person substituted for a defaulting Initial Purchaser under this Section 17.  Any action taken under this Section 17 shall not relieve any defaulting Initial Purchaser from liability in respect of any default of such Initial Purchaser under this Agreement.

SECTION 18.                     No Advisory or Fiduciary Responsibility.  Each of the Partnership Parties acknowledges and agrees that:  (i) the purchase and sale of the Securities pursuant to this Agreement, including the determination of the offering price of the Securities and any related discounts and commissions, is an arm’s-length commercial transaction between the Partnership Parties, on the one hand, and the several Initial Purchasers, on the other hand, and the Partnership Parties are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this Agreement; (ii) in connection with each transaction contemplated hereby and the process leading to such transaction each Initial Purchaser is and has been acting solely as a principal and is not the agent or fiduciary of the Partnership Parties or their respective affiliates, stockholders, creditors or employees or any other party; (iii) no Initial Purchaser has assumed or will assume an advisory or fiduciary responsibility in favor of the Partnership Parties with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether such Initial Purchaser has advised or is currently advising the Partnership Parties on other matters) or any other obligation to the Partnership Parties except the obligations expressly set forth in this Agreement; (iv) the several Initial Purchasers and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Partnership Parties, and the several Initial Purchasers have no obligation to disclose any of such interests by virtue of any fiduciary or advisory relationship; and (v) the Initial Purchasers have not provided any legal, accounting, regulatory or tax advice with respect to the offering contemplated hereby, and the Issuers and the Guarantors have consulted their own legal, accounting, regulatory and tax advisors to the extent they deemed appropriate.

This Agreement supersedes all prior agreements and understandings (whether written or oral) between the Partnership Parties and the several Initial Purchasers, or any of them, with respect to the subject matter hereof.  The Partnership Parties hereby waive and release, to the fullest extent permitted by law, any claims that the Partnership Parties may have against the several Initial Purchasers with respect to any breach or alleged breach of fiduciary duty.

SECTION 19.                     General Provisions.  This Agreement constitutes the entire agreement of the parties to this Agreement and supersedes all prior written or oral and all contemporaneous oral agreements, understandings and negotiations with respect to the subject matter hereof.  This Agreement may be executed in two or more counterparts, each one of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument.  Delivery of an executed counterpart of a signature page to this Agreement by telecopier, facsimile or other electronic transmission (i.e., a “pdf” or “tif”) shall be effective as delivery of a manually executed counterpart thereof.  This Agreement may not be amended or modified unless in writing by all of the parties hereto, and no condition herein (express or implied) may be waived unless waived in writing by each party whom the condition is meant to benefit.  The section headings herein are for the convenience of the parties only and shall not affect the construction or interpretation of this Agreement.

If the foregoing is in accordance with your understanding of our agreement, kindly sign and return to the Partnership Parties the enclosed copies hereof, whereupon this instrument, along with all counterparts hereof, shall become a binding agreement in accordance with its terms.

Very truly yours,

ISSUERS:

ATHLON HOLDINGS LP

By:	/s/Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer

ATHLON FINANCE CORP.

By:	/s/Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

GUARANTOR:

ATHLON ENERGY INC.

By:	/s/Robert C. Reeves
	Name:	Robert C. Reeves
	Title:	President and Chief Executive Officer

Signature Page to Purchase Agreement

The foregoing Purchase Agreement is hereby confirmed and accepted as of the date first above written.

Citigroup Global Markets Inc.

By:	/s/James R. Jackson
	Name:	James R. Jackson
	Title:	Vice President

For itself and the other several Initial Purchasers named in Schedule A to the foregoing Agreement.

Signature Page to Purchase Agreement

SCHEDULE A

Initial Purchasers	Aggregate Principal Amount of Securities to be Purchased
Citigroup Global Markets Inc.	$130,000,000
Merrill Lynch, Pierce, Fenner & Smith, Incorporated	113,750,000
Wells Fargo Securities, LLC	113,750,000
RBC Capital Markets, LLC	39,000,000
UBS Securities LLC	39,000,000
Credit Agricole Securities (USA) Inc.	39,000,000
Mitsubishi UFJ Securities (USA), Inc.	39,000,000
Scotia Capital (USA) Inc.	39,000,000
Goldman, Sachs & Co.	19,500,000
Apollo Global Securities, LLC	32,500,000
Barclays Capital Inc.	16,250,000
Credit Suisse Securities (USA) LLC	16,250,000
The Huntington Investment Company	13,000,000
Total	$650,000,000